Exhibit 99.1

                   Montpelier Appoints New Director

    HAMILTON, Bermuda--(BUSINESS WIRE)--June 29, 2006--Montpelier Re Holdings Ltd. (NYSE: MRH) announced today that Wilbur L. Ross, Jr. has been appointed to the Board of Directors of the Company. The appointment was effective upon the closing on June 28, 2006 of the additional 3,448,276 common shares of the Company acquired by two investment funds managed by WL Ross & Co. LLC.
    Wilbur L. Ross, Jr. owns and controls WL Ross & Co. LLC. Mr. Ross organized International Steel Group in April 2002 and was Chairman of its Board. In April 2005, International Steel Group merged with Mittal Steel to form the largest steel company in the world. Mr. Ross remains as a Director of Mittal. In March 2004, Mr. Ross's firm organized International Textile Group (ITG). Mr. Ross serves as Chairman of ITG and is also Chairman of the Board of the Nano-Tex affiliate of ITG. Mr. Ross serves on the Executive Committee of the New York City Partnership. He is a member of the Business Roundtable and is a Board member of the Japan Society, the Yale University School of Management, which has presented him with its Legend of Leadership Award, and the Whitney Museum of American Art. Mr. Ross holds an A.B. from Yale University and an M.B.A., with Distinction, from Harvard University.

    Application of the Safe Harbor of the Private Securities
Litigation Reform Act of 1995:

    This press release contains, and Montpelier may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier's control, that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.
    Important events and uncertainties that could cause the actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting Montpelier's common share price; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including Hurricanes Katrina, Rita and Wilma; evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina, Rita and Wilma; the effectiveness of our loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements actually received by us from our reinsurers; the overall level of competition, and the related demand and supply dynamics, in our markets relating to growing capital levels in the reinsurance industry, declining demand due to, among other things, increased retentions by cedants, and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices. Montpelier's forward-looking statements concerning market fundamentals could be affected by changes in demand, pricing and policy term trends and competition. These and other events that could cause actual results to differ are discussed in detail in "Risk Factors" in Item 1A of Montpelier's Annual Report on Form 10-K filed for the year ended December 31, 2005 on March 14, 2006 and in Montpelier's Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2006 on May 9, 2006, each with the Securities and Exchange Commission.
    Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

    CONTACT: Montpelier Re Holdings Ltd.
             Investor Relations:
             William Pollett, Treasurer, 441-297-9576